Exhibit 10.6

FIFTH AMENDMENT OF TECHNOLOGY TRANSFER AGREEMENT

THIS FIFTH AMENDMENT OF TECHNOLOGY TRANSFER AGREEMENT is made in Newark, Delaware, on the _17_day of December, 2007, between FRAUNHOFER USA, INC., acting through its Center for Molecular Biotechnology a Rhode Island non-profit corporation, having a place of business at 9 Innovation Way, Suite 200, Newark, Delaware 19711 ("Fraunhofer”); and INB:BIOTECHNOLOGIES INC., having a place of business at 9 Innovation Way, Suite 100, Newark, Delaware 19711 ("INB").

RECITALS:

WHEREAS, Fraunhofer and INB are parties to.certain agreements, including a Technology Transfer Agreement dated December 18, 2003 (the "Agreement"), a First Addendum to the Agreement dated March 15, 2005 (the "First Addendum"), a Research Agreement dated October 15, 2004 (the "Research Agreement # 1"), a First Amendment of Research Agreement # 1 dated March 18, 2005 (the "First Amendment"), and a Second Amendment of Research Agreement #1 dated March 1, 2006 (the "Second Amendment"), a Research Agreement # 2 dated June 1, 2006 ("Research Agreement #2), a Second Amendment of the Technology Transfer Agreement dated October 24, 2006 (the "Second Addendum"), a Third Amendment to the Technology Transfer Agreement dated November 2, 2006 (the "Third Addendum"), a Third Amendment of Research Agreement #1 dated November 22, 2006 ("Third Amendment") and a Fourth Amendment of the Technology Transfer Agreement dated June 25, 2007 (the "Fourth Amendment"), wherein INB is variously identified by its prior name "NuCycle Therapy, Inc." or by the defined terms "Company", "PLANT" or "INB", all of which agreements (collectively, the "Prior Agreements") concern the engagement of Fraunhofer by INB to develop certain exclusive rights to the proprietary technology and intellectual property related to plants in the areas of expression, engineering, testing, production and validation of vaccines, antibodies and therapeutic proteins, and the transfer of exclusive. commercial rights therein to INB. Pursuant to the Prior Agreements, Fraunhofer has developed, validated and filed patents covering a proprietary platform technology (referred to in the Prior Agreements as the "Technology") that uses plants (which have not been genetically modified) as a medium for the rapid, large-scale production of a broad range of vaccines, therapeutic proteins and antibodies. The parties wish to modify and supplement the Prior Agreements inter alia to broaden the Field for INB to include diagnostic applications for influenza, facilitate development of diagnostic reagents and assays using monoclonal antibodies, and to support INB efforts to commercialize the Technology.

WHEREBY, the parties agree as follows:

1. The first paragraph of RECITALS of the Agreement will be modified to read:

WHEREAS, Fraunhofer owns and will endeavor to develop certain exclusive rights to the proprietary technology and intellectual property specifically described in Appendix A (the "Technology") in the area of expression, engineering, testing, production and validation of human vaccines, human antibodies, human therapeutics, influenza vaccine antigens for veterinary use, and antibodies for influenza diagnostics produced in plants (the. "Field"); The Field does not include industrial biocatalysis veterinary applications, diagnostic applications, both human and other, agricultural and environmental applications except as otherwise specifically provided herein; and

2. Additional Payments. In consideration for this Amendment to the Agreement, INB shall make two (2) successive payments in 2008 for a total of One Hundred Thousand Dollars ($100,000) to support development of reagents and assays for influenza diagnostics as follows:

$50,000 - January 15, 2008 upon execution of this amendment .

$50,000 - December 15, 2008 upon delivery of first report

3. Interpretation. Unless otherwise expressly provided in this Amendment: (i) the defined terms shall have the meanings attributed to them in the Prior Agreements and particularly the Agreement and (ii) all other terms and conditions of the Agreement remain in effect.

IN WITNESS WHEREOF, the Parties have executed this-Agreement.

FRAUNHOFER USA CMB	INB:BIOTECHNOLOGIES INC.

By:	/s/ Vidadi Yusibov	By:	/s/ Robert B. Kay
	Name: Vidadi Yusibov		Name: Robert B. Kay
	Title: Executive Director		Title: Executive Chairman

FRAUNHOFER USA, INC

By:	/s/ William Hartman
Name: William Hartman
Title: Vice President

FOURTH AMENDMENT OF TECHNOLOGY TRANSFER AGREEMENT

THIS FOURTH AMENDMENT OF TECHNOLOGY TRANSFER AGREEMENT is made in Newark, Delaware, on the 20th day of August, 2007, between FRAUNIIOFER USA, INC., acting through its Center for Molecular Biotechnology a Rhode Island non-profit corporation, having a place of business at 9 Innovation Way, Suite 200, Newark, Delaware 19711 ("Fraunhofer"), and INB-BIOTECHNOLOGIES INC., having a place of business at 9 Innovation Way, Suite 100, Newark, Delaware 19711 ("INB").

RECITALS:

WHEREAS, Fraunhofer and INB are parties to certain agreements, including a Technology Transfer Agreement dated December 18, 2003 (the "Agreement"), a First Addendum to the Agreement dated March 15, 2005 (the "First Addendum"), a Research Agreement dated October 15, 2004 (the "Research Agreement #1"), a First Amendment of Research Agreement #1 dated March 18, 2005 (the "First Amendment"), and a Second Amendment of Research Agreement #1 dated March 1, 2006 (the "Second Amendment"), a Research Agreement # 2 dated June 1, 2006 ("Research Agreement #2), a Second Amendment of the Technology Transfer Agreement dated October 24, 2006 (the "Second Addendum"), a Third Amendment to the Technology Transfer Agreement dated November 2, 2006 (the "Third Addendum"), and a Third Amendment of Research Agreement #1 dated November 22, 2006 ("Third Amendment"), wherein INB is variously identified by its prior name "NuCycle Therapy, Inc." or by the defined terms "Company", "PLANT" or "INB", all of which agreements (collectively, the "Prior Agreements") concern the engagement of Fraunhofer by INB to develop certain exclusive rights to the proprietary technology and intellectual property related to plants in the areas of expression, engineering, testing, production and validation of vaccines, antibodies and therapeutic proteins, and the transfer of exclusive commercial rights therein to INB. Pursuant to the Prior Agreements, Fraunhofer has developed, validated and filed patents covering a proprietary platform technology (referred to in the Prior Agreements as the "Technology") that uses plants (which have not been genetically modified) as a medium for the rapid, large-scale production of a broad range of vaccines, therapeutic proteins and antibodies. The parties wish to modify and supplement the Prior Agreements inter alia to further enhance the commercial value of the Technology in the Field for INB, facilitate technology transfer to and implementation by INB, and provide access to Fraunhofer personnel and facilities, as appropriate, to support INB efforts to commercialize the Technology.

WHEREBY, the parties agree as follows:

1. Pursuant to the Prior Agreements: (i) INB is the exclusive licensee of the Technology and Improvements in the Field, (ii) following the payment of $250,000 on November 2, 2008 to Fraunhofer (the "Title Payment") Fraunhofer will convey to INB full title to the Technology and Improvements with exclusive rights in the Field, and (iii) will continue until December 31, 2009 to enhance the Technology and Intellectual Property related to the Technology and Improvements for INB and formally to transfer and convey rights thereto to 1NB as and when requested by INB.

2. During the five (5) year period commencing January 1, 2010 (immediately following completion of its performance under the Third Amendment) and ending December 31, 2014, Fraunhofer shall (i) further develop exclusively for and transfer to INB rights to proprietary technology and Intellectual Property Rights (the "Technology") in the area of expression, engineering, testing, production and validation of human vaccines, human antibodies and human therapeutic proteins in plants, veterinary applications of plant-based influenza vaccines, including commercial process and production techniques and methodologies related to those applications; (ii) facilitate technology transfer and implementation by or for INB; and (iii) provide access to Fraunhofer personnel and facilities, as appropriate, to support INB efforts to commercialize the Technology. Fraunhofer reserves the rights to the commercial process and production techniques and methodologies for all applications outside of the Field.

3. Guaranteed Annual Payments. In consideration for this Agreement, INB shall make ten (10) successive, non-refundable semi-annual payments for a total of Ten Million Dollars ($10,000,000) as follows:

$1,000,000 - November 2, 2009
$1,000,000 - April 2, 2010;	$1,000,000 - November 2, 2010
$1,000,000 - April 2, 2011;	$1,000,000 - November 2, 2011
$1,000,000 - April 2, 2012;	$1,000,000 - November 2, 2012
$1,000,000 - April 2, 2013;	$1,000,000 - November 2, 2013
$1,000,000 - April 2, 2014;

4. Section 3.3 of the Agreement is amended to read as follows: Payment for Title. On November 2, 2008, the Company shall make a single payment of $250,000 to Fraunhofer (the "Title Payment") whereupon Fraunhofer shall convey to the Company full title to the Technology and Improvements. As additional consideration for the transfer of title to the Technology and Improvements, for a period of fifteen years after the effective date of such transfer, the Company shall make additional payments to Fraunhofer ("Additional Payments") equal to (a) 1% of all receipts derived by the Company, or any affiliates of the Company, or any affiliates of the Company (as defined in Section 9.13) from sales of products that incorporate or are produced utilizing the Technology and Improvements; and (b) 15% of all receipts derived by the Company from licensing the Technology and Improvements to third parties, whether characterized as license fees, royalties or any similar consideration; provided that in no event shall the same receipts require payments pursuant to both subparts (a) and (b). Any license agreement between the Company and its affiliate shall he on commercially reasonable terms. Additional Payments shall be made on the thirtieth day of each calendar quarter with regard to Receipts during the preceding quarter. Minimum Additional Payments shall be $200,000 per year. The first such payment will be due December 31, 2010. The Company may elect to forego the Title Payment and continue the license in effect, subject to the last sentence of Section 2.1(b).

5. Section 3.4 of the Agreement is amended to read as follows: License Fees. If the Company foregoes the Title Payment, as permitted in Section 3.3, in consideration of the continuation in effect of the license granted in Section 2.1, the Company shall pay Fraunhofer license fees equal to (a) 2% of all receipts derived by the Company and its affiliates from sales of products that incorporate or are produced utilizing the Technology and Improvements; and (b) 20% of receipts derived by the Company from licensing the Technology and Improvements to third parties; provided that in no event shall the same receipts require payment pursuant to both subparts (a) and (b). Minimum annual aggregate license fee payments shall be $200,000. License fees shall be payable on the thirtieth day of each calendar quarter with regard to Product Receipts during the preceding quarter. The first license fee payment shall be due December 31, 2010.

6. Fraunhofer agrees to use commercially reasonable efforts, in consultation with INB, to conduct research designed to enhance, improve and expand the Technology in the Field through the period ending December 31, 2014 and will expend at a minimum, an additional amount at least equal to the Guaranteed Annual Payments for such research ($2.0 million per year). Fraunhofer's prospective performance will be accomplished using the same key senior personnel currently (as of July 2007) coordinating and directing the activities under this Agreement, only with such changes as may be mutually agreed upon by Fraunhofer and INB. Costing, shall he calculated on a basis consistent with the prior course of dealing between Fraunhofer and INB.

7. In addition, Fraunhofer agrees to use its best efforts, in coordination and cooperation with INB to obtain grants from governmental entities and non-governmental organizations to fund further development of the Technology in the Field

8. Intellectual Property Payment.

a) Fraunhofer shall pay INB an amount equal to nine percent (9%) of all receipts (excluding receipts from INB), if any, realized by Fraunhofer from sales, licensing or commercialization of Fraunhofer's Intellectual Property Rights ("Intellectual Property Net Income") during each of its fiscal years ending with or within the period beginning on the date of this Amendment and ending on the fifteenth anniversary of such date. Such payments shall be made annually together with the reports required by Section 9 below.

b) Survival. The provisions of this section shall survive termination of this Agreement.

9. Fraunhofer Reporting.

a) ANNUAL FINANCIAL REPORTS. Fraunhofer shall provide INB with Fraunhofer's audited financial statements within 15 business days after Fraunhofer receives each such statement from its auditors. Such financial statements shall reflect the financial condition of Fraunhofer as a whole, and shall also include divisional financial information for FhCMB.

b) INTELLECTUAL PROPERTY REPORTING. Within ninety (90) days after the end of its fiscal years, Fraunhofer shall provide INB with a report describing all Intellectual Property Rights and all Intellectual Property Net Income.

10. Interpretation. Unless otherwise expressly provided in this Amendment: (1) the defined terms shall have the meanings attributed to them in the Prior Agreements and particularly the Agreement and (ii) all other terms and conditions of the Agreement remain in effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

FRAUNHOFER USA CMB	INB:BIOTECHNOLOGIES INC.

By:	/s/ W. F. Hartman	By:	/s/ Robert Kay
	Name: W. F. Hartman		Name: Robert Kay
	Title: Vice President		Title: Chairman

FRAUNHOFER USA, INC

By:	/s/ Vidadi Yusibov
Name: Vidadi Yusibov
Title: Executive Director

THIRD AMENDMENT OF TECHNOLOGY TRANSFER AGREEMENT

BETWEEN

IN:B:BIOTECHNOLOGIES (formerly NUCYCLE THERAPY, [NC.)

AND

Fraunhofer USA, Inc.

This THIRD AMENDMENT of the TECHNOLOGY TRANSFER AGREEMENT dated December 18, 2003, as amended (the "Agreement"), between FRAUNHOFER USA, INC., acting through its Fraunhofer Center for Molecular Biotechnology, having a place of business at 9 Innovation Way, Suite 200, Newark, Delaware 19711 ("Fraunhofer") and InB:Biotechnologies, fon-nerly NuCycle Therapy, Inc., having a place of business at 225 Long Ave., P.O. Box 278, Hillside, New Jersey 07205 ("INB") hereby amends the Agreement as follows.

1.      In order to facilitate the participation and support from the Bill & Melinda Gates Foundation in respect of a program (the "Program") to complete development of, and provide global access to vaccines against influenza and rabies virus (the "Diseases") for people most in need within the developing countries of the world affected by the Diseases, particularly throughout Africa and other "Low Income" and "Lower-middle-income" countries, as identified by World Bank ("Global Access"), INB hereby grants to Fraunhofer a royaltyfree license to apply the Technology (as defined in the Agreement) to provide Global Access to vaccines against the Diseases, provided, however, that if die Gates Foundation and Fraunhofer do not pursue the Program to completion, the license shall terminate and all rights shall revert to INB.

2.     All other terms and conditions of the Agreement remain in effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of November 2, 2006.

FRAUNHOFER USA CMB CENTER FOR MOLECULAR BIOTECHNOLOGY	INB:BIOTECHNOLOGIES INC.

By:	/s/ Vidadi Yusibov	By:	/s/ Robert B. Kay
	Vidadi Yusibov, Ph.D.		Robert B. Kay
	Executive Director		Managing Director

SECOND AMENDMENT OF TECHNOLOGY TRANSFER AGREEMENT

BETWEEN

INB:BIOTECHNOLOGIES (formerly NUCYCLE THERAPY, INC.)

AND

Fraunhofer USA, Inc.

This SECOND AMENDMENT of the TECHNOLOGY TRANSFER AGREEMENT dated December 18, 2003, as amended (the "Agreement"), between FRAUNHOFER USA, INC., acting through its Fraunhofer Center for Molecular Biotechnology, having a place of business at 9 Innovation Way, Suite 200, Newark, Delaware 19711 ("Fraunhofer") and InB:Biotechnologies, formerly NuCycle Therapy, Inc., having a place of business at 225 Long Ave., P.O. Box 278, Hillside, New Jersey 07205 ("INB") hereby amends the Agreement as follows:

1.      In order to facilitate the participation and support from the Gates Foundation in respect of a program (the "Program") to complete development of, and provide global access to, vaccines against malaria and African trypanosomiasis (the "Diseases"), particularly throughout Africa and other regions affected by the Diseases, INB hereby relinquishes from the Field (as defined in the Agreement") and re-conveys to Fraunhofer rights to apply the Technology (as defined in the Agreement) to vaccines against the Diseases, provided, however, that if the Gates Foundation and Fraunhofer do not pursue the Program to completion, the subject rights shall revert to INB.

2.     All other terms and conditions of the Agreement remain in effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of October 24, 2006.

FRAUNHOFER USA CMB CENTER FOR MOLECULAR BIOTECHNOLOGY	INB:BIOTECHNOLOGIES INC.

By:	/s/ Vidadi Yusibov	By:	/s/ Robert B. Kay
	Vidadi Yusibov, Ph.D.		Robert B. Kay
	Executive Director		Managing Director

FIRST ADDENDUM TO THE FRAUNHOFER USA CENTER FOR
MOLECULAR BIOTECHNOLOGY TECHNOLOGY TRANSFER AGREEMENT

ADDENDUM, made as of the 15th day of March, 2005, between Fraunhofer USA, Inc., acting through its Center for Molecular Biotechnology ("Fraunhofer") and INBBioTechnologies, Inc. ("INB") (f/k/a NuCycle Therapy, Inc.)

RECITALS

On December 18th, 2003, Fraunhofer and INB signed an agreement titled "Fraunhofer USA Center for Molecular Biotechnology Technology Transfer Agreement" (the "Agreement"). The Agreement has an effective date of January 1, 2004. The execution draft of the Agreement was prepared by counsel for INB, who had not been directly involved in negotiating the terms of the Agreement prior to reviewing the proposed execution draft of the Agreement. INB's legal counsel made a few minor revisions to the final draft of the Agreement and transmitted a signature-ready version of the Agreement to Fraunhofer and INB for final review and signature. Those changes included revising the language of Section 3.1 of the Agreement to state that the payment characterized in Section 3.1 of the Agreement as the Initial Research Support Grant was being paid in consideration of services to be provided by Fraunhofer to INB during the term of the Agreement. In prior drafts of the Agreement, Section 3.1 had provided that the initial research support grant was being paid in consideration of services provided by Fraunhofer to INB prior to the term of the Agreement. In changing the language of Section 3.1, counsel for INB did not realize that the parties had specifically negotiated the first sentence of Section 3.1 to read as presented in the previous drafts, for reasons that are material and important to Fraunhofer's financial accounting. Fraunhofer and INB signed the final draft of the Agreement without being aware that the first sentence of Section 3.1 had been changed by counsel for INB. The Science Director of the Fraunhofer Center for Molecular Biotechnology discovered the change to the first sentence of Section 3.1. of the Agreement sometime after signing the Agreement. The parties have agreed to sign this Addendum for the purpose of adopting the language that they intended to include in Section 3.1 of the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.     Section 3.1. Section 3.1. of the Agreement is deleted in its entirety and is replaced by the following:

"Section 3.1. Initial Research and Support Grant. In consideration of services provided by Fraunhofer to the Company prior to the term of this Agreement, but not including services provided by Fraunhofer pursuant to the Fraunhofer USA, Inc. - NuCycle Therapy, Inc. Research Agreement, dated March 4, 2002, and subject to the provisions of Section 5.4 of this Agreement, Company shall pay to Fraunhofer an initiation fee of $500,000 ("Initial Research Support Grant") upon the effective date of this Agreement." In Year 1 (one) of this agreement Fraunhofer USA's research spending in the Field shall be no less then $750,000.

2.      Other Terms. Except as specifically provided in this Addendum, the other terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Addendum effective as of the day and year above written.

By:	/s/ William Hartman, Ph.D.	By:	/s/ Orn Adalsteinsson, Ph.D.
	William Hartman, Ph.D.		Orn Adalsteinsson, Ph.D.
	Vice President		President

FRAUNHOFER USA CENTER FOR MOLECULAR BIOTECHNOLOGY.
TECHNOLOGY TRANSFER AGREEMENT

AGREEMENT made as of the 18 day of December, 2003, and effective as of January 1, 2004 (the "Effective Date") between Fraunhofer USA, Inc, acting through its Center for Molecular Biotechnology ("Fraunhofer"), a Rhode Island non-profit corporation, and NuCycle Therapy Inc. ("Company"), a New Jersey corporation.

RECITALS:

WHEREAS, Fraunhofer owns and will endeavor to develop certain exclusive rights to the proprietary technology and intellectual property specifically described in Appendix A (the "Technology") in the area of expression, engineering, testing, production and validation of human vaccines, human antibodies and human therapeutic proteins in plants (the "Field"); The Field does not include industrial biocatalysis, veterinary applications, diagnostic applications, both human and other, agricultural and environmental applications; and

WHEREAS, Company desires to acquire the Technology, subject to the retention of certain rights in the Technology by Fraunhofer, in the Field in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the amounts to be paid in accordance with Article 3, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

In this Agreement unless the contrary intention appears:

(a)      a reference to a clause, schedule, annexure or appendix is a reference to a clause or schedule, annexure or appendix to this Agreement and references to this Agreement include any recital, schedule, annexure or appendix;

(b)     a reference to this Agreement or another instrument includes any variation or replacement of either of them;

(c)      a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)     the singular includes the plural and vice versa;

(e)     the word person includes a firm, a body corporate, an unincorporated association or an authority;

(f)     a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns;

(g)     if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(j) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

ARTICLE 2
TRANSFER TERMS

2.     Grant of License; Transfer of Title.

(a)      Subject to the terms and conditions of this Agreement, Fraunhofer grants to the Company an exclusive license to use and to develop products derived from or incorporating the Technology in the Field and to sub-license that right. Company shall require that all sublicensees agree in writing to be bound by terms and conditions no less restrictive than the terms of this Agreement. Notwithstanding the exclusive nature of this license grant, Fraunhofer specifically reserves its right to continue to use and develop the Technology and all Improvements (as defined below) for research purposes. Further, Fraunhofer may grant government organizations, non-exclusive, royalty-free licenses (without the right to sublicense or commercialize) to utilize Technology and Improvements within the Field. All royalty-bearing licenses to Technology and Improvements during the term of this Agreement shall be executed and approved by the Company and the licensee, even if such licenses are executed pursuant to a Research and Development Agreement between Fraunhofer and the licensee. The license granted in this Section shall not affect the licenses granted by Fraunhofer in certain work product described in separate agreements between Fraunhofer and The Dow Chemical Company and Final Design, Inc.

(b)      Upon receipt of the payment described in Section 3.3, Fraunhofer shall convey to the Company title to the Technology and Improvements. Immediately following such conveyance (and as a condition to that conveyance) the Company shall grant Fraunhofer a perpetual, world-wide, royalty-free license to do the following:

(i)     perform research utilizing the Technology or Improvements, in any field, on a non-exclusive basis; and

(ii) commercialize the Technology and Improvements for application outside of the Field on an exclusive basis. The parties shall execute a license agreement containing these terms and such additional terms as are mutually agreed. If the Company does not make the payment described in Section 3.3, then the license set forth in Section 2.1 (a) shall remain in effect, subject to the payment of royalties as provided in Section 3.4.

ARTICLE 3
PAYMENT AND GRANTS BY COMPANY

3.1 Initial Research and Support Grant. In consideration for services to be provided to the Company during the term of this Agreement, but not including services provided by Fraunhofer prior to the date of this Agreement pursuant to the Fraunhofer USA, Inc. - NuCycle Therapy, Inc. Research Agreement dated March 4, 2002, and subject to the provisions of Section 5.4 of this Agreement, Company shall pay to Fraunhofer an initiation fee of $500,000 ("Initial Research Support Grant") upon the effective date of this Agreement.

3.2 Guaranteed Annual Payments. In consideration of Fraunhofer's maintenance and support of the Technology during the first 5 years that this Agreement is in effect and Fraunhofer's commitment to perform research and development services on the Technology during that period, the Company shall make nine (9) successive, non-refundable semi-annual payments (for a total of $2,250,000) as follows:

$250,000	- May 2,	2004;	$250,000 - November 2,	2004
$250,000	- May 2,	2005;	$250,000 -November 2,	2005
$250,000	- May 2,	2006;	$250,000 -November 2,	2006
$250,000	- May 2,	2007;	$250,000 - November 2,	2007
$250,000	- May 2,	2008;

The parties shall characterize those payments as made in exchange for services rendered by Fraunhofer during the calendar year in which those payments are due.

3.3 Payment for Title. On November 2, 2008, the Company shall make a single payment of $250,000 to Fraunhofer (the "Title Payment") whereupon Fraunhofer shall convey to the Company full title to the Technology and Improvements. As additional consideration for the transfer of title to the Technology and Improvements, for a period of ten years after the effective date of such transfer, the Company shall make additional payments to Fraunhofer ("Additional Payments") equal to (a) 1% of all receipts derived by the Company, or any affiliates of the Company (as defined in Section 9.13) from sales of products that incorporate or are produced utilizing the Technology and Improvements; and (b) 15% of all receipts derived by the Company from licensing the Technology and Improvements to third parties, whether characterized as license fees, royalties or any similar consideration . Any license agreement between the Company and its affiliate shall be on commercially reasonable terms. Additional Payments shall be made on the thirtieth day of each calendar quarter with regard to Receipts during the preceding quarter. The first such payment will be due April 30, 2009. The Company may elect to forego the Title Payment and continue the license in effect, subject to the last sentence of Section 2.1(b)

3.4 License Fees If the Company foregoes the Title Payment, as permitted in Section 3.3, in consideration of the continuation in effect of the license granted in Section 2.1, the Company shall pay Fraunhofer license fees equal to (a) 2% of all receipts derived by the Company and its affiliates from sales of products that incorporate or are produced utilizing the Technology and Improvements; and (b) 20% of receipts derived by the Company from licensing the Technology and Improvements to third parties. Minimum annual aggregate license fee payments shall be $200,000. License fees shall be payable on the thirtieth day of each calendar quarter with regard to Product Receipts during the preceding quarter. The first license fee payment shall be due April 30, 2009.

3.5 Interest. The Initial Research and Support Grant and any and all Guaranteed Annual Payments, and the Title Payment, if not paid when due shall bear interest at a rate equal to the Prime Rate plus two percent (2%) per annum calculated, payable and compounded on a daily basis until paid in full. The term "Prime Rate" shall mean the prevailing prime rate of interest as published in the Wall Street Journal or, in the absence of such publication, the prime rate of interest charged by Fraunhofer's principal depositary institution.

3.6 Taxes. All payments to Fraunhofer by the Company to Fraunhofer hereunder are exclusive of all excise, sales, goods and services, use and other similar taxes imposed by any federal, provincial, state, municipal or other governmental authority (other than taxes on income of Fraunhofer), all of which taxes shall be paid by the Company to Fraunhofer or to the applicable governmental authority as may be required by applicable law.

3.7 Books, Records and Audits. The Company shall keep, and shall require that its sublicensees keep, regular and current books and records sufficient to accurately record and reflect the sales of products derived from or incorporating the Technology and Improvements and all license income received by the Company each month. Fraunhofer shall have the right to audit these books and records once each calendar year. Such an audit shall be conducted at Fraunhofer's expense, unless the audit reveals that (1) the Company's or Company's licensees' reports have understated Royalty Fees by 5% or more, or (2) that the Company or its licensees have sold products derived from or incorporating the Technology or Improvements outside the Field, in which case the cost of the audit will be borne by the Company. All audits will be conducted by an independent accountant not affiliated with or otherwise employed by either party.

ARTICLE 4
TERM

4.l Term. The term of this Agreement will begin upon execution of this Agreement and shall continue until otherwise terminated pursuant to the terms of this Agreement.

ARTICLE 5
TERMINATION

5.1 Termination. 5.1.1 Prior to the transfer of title to the Technology under Section 2.1(b), Either Party shall have the right to terminate this Agreement forthwith upon written notice to the other Party in the event that such other Party breaches or defaults in the performance or observance of any of its payments, obligations, representations, warranties or covenants under this Agreement. Such breach or default is not cured within sixty (60) days of such other Party receiving written notice of such default from the non-defaulting Party. Either Party shall have the right to use this sixty (60) day curative period only two (2) times per year in respect of any such breach or default, for which any additional breach or default will result in the immediate termination of this Agreement at the option of the non-breaching Party.

5.1.2 Fraunhofer shall have the right to terminate this Agreement upon the commencement of any proceeding or the taking of any step by or against the Company for the dissolution, liquidation or winding-up of the Company or for any relief under any applicable Laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, monitor, custodian, consultant, liquidator or any other Person with similar powers with respect to the Company or any part of any of its property or assets.

5.2 Obligations on Termination. Upon the termination of this Agreement under Section 5.1, the Company and its sublicensees shall immediately cease all use of the Technology and all Fraunhofer Improvements; Fraunhofer may enter upon any of the facilities or premises of the Company and its sublicensees where any of the Technology or Improvements may be located or utilized, without any obligation to pay any rent to any Person whatsoever, for purposes of requiring the Company to cease use of the Technology and Fraunhofer Improvements.

5.3 Abandonment of Technology. After the Company receives title to the Technology, if the Company abandons its efforts to commercialise the Technology, the Company and Fraunhofer shall negotiate in good faith, to sell the Technology back to Fraunhofer or license to Fraunhofer a non-exclusive, worldwide, royalty-free, perpetual license to the Technology and any Company Improvements for applications in any field. As used in this subsection, the phrase "abandons its efforts to commercialize the Technology" means the failure by the Company or any licensee or sublicensee of the Company to undertake any activity regarding the development, licensing or other commercial exploitation of the Technology for at least six consecutive months. Fraunhofer shall give the Company 60 days prior written notice of its intent to assert its license rights under this subsection. If, prior to the end of that 60 day period, the Company does not give Fraunhofer written evidence of any effort to develop, license or otherwise commercialise the Technology that occurred during the six month period preceding Fraunhofer's notice under this subsection, Fraunhofer and the Company shall -begin the negotiations discussed in the first sentence of this Section.

5.4 Survival. Notwithstanding any other provision of this Agreement, each of the provisions of 1, 5.1, 6, 7.5, 7.6, 8.1, and 9 and any other provision which by its context or plain meaning should have effect after the termination of this Agreement shall survive any termination of this Agreement.

5.5 Termination of March 4, 2002 Agreement. Upon execution of this Agreement;

5.5.1 the existing agreement, titled Fraunhofer USA, Inc. - NuCycle Therapy, Inc. Research Agreement, dated March 4, 2002, shall terminate;

5.5.2 NuCycle Therapy, Inc. shall make a single payment of $80,000 to Fraunhofer. Payments by NuCycle Therapy, Inc. under the March 4, 2002 agreement will be in addition to the payments due under this Agreement;

5.5.3 NuCycle Therapy, Inc. shall have no further obligations for payments specified in the March 4, 2002 agreement

ARTICLE 6
OWNERSHIP RIGHTS AND CONFIDENTIALITY

6.1 Title to Technology and Improvements. While the license granted under Section 2 is in effect, Fraunhofer shall retain worldwide title to, and ownership of, the Technology, and all modifications, revisions, additions, customizations and enhancements (collectively, the "Improvements") made by Fraunhofer. Any Improvements made by Company or its licensees shall be owned by Company or its respective licensee, and Fraunhofer shall have a non-exclusive, perpetual, royalty-fee license to such Improvements for research purposes only. Following the termination of this Agreement under Section 5.1, Fraunhofer shall have a non-exclusive, world-wide, perpetual, royalty-free license to use Company owned Improvements for research and clinical development purposes only.

6.2 Protection of Intellectual Property Rights. Fraunhofer shall use commercially reasonable efforts in its best judgment to maintain in force and good standing its Intellectual Property Rights in the Technology and in Fraunhofer Improvements in the Field, including but not limited to trade secret maintenance and policing, trademark applications, trademark registrations, patents, patent applications, and copyright registrations, in the Field in connection with all of its Intellectual Property Rights related to the Technology and Improvements in the Field. Fraunhofer shall consult with Company on all matters relating to Intellectual Property Rights for the Technology and Improvements in the Field. Company agrees to give Fraunhofer and its designees or assignees all assistance reasonably required to perfect such rights, titles and interests and shall pay for all costs associated with the preparation, prosecution and maintenance of such patent applications trademark applications, copyright registrations or other legal protection, regardless of the fact that the Intellectual Property Rights to which such protection applies may have applications outside the Field. For purposes of this Agreement, the term "Intellectual Property Rights" means any and all proprietary rights provided under: (i) patent law; (ii) copyright law; (iii) trademark law; (iv) design patent or industrial design law; or (v) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, or the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how.

6.3 Further Development of Technology. Fraunhofer agrees to use commercially reasonable efforts to conduct research designed to enhance, improve and expand the Technology in the Field through the period ending December 31, 2008 and to expend, at a minimum, an amount equal to the Guaranteed Annual Payments for such research. Such efforts shall be supported by funding at least equal to the Guaranteed Annual Payments made pursuant to Section 3.2 of this Agreement. Fraunhofer shall have the exclusive right to conduct research utilizing the Technology or for the purpose of developing Improvements prior to January 1, 2009.

6.4 Confidentiality.6.4.1 For purposes of Sections 6.4 and 6.5, the party providing Confidential Information shall be referred to as the "Disclosing Party" and the party receiving such Confidential Information from the Disclosing Party shall be referred to as the "Receiving Party." The Parties shall at all times, both during the term of this Agreement and after termination or expiration of this Agreement, keep and hold all Confidential Information of the Disclosing Party in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without the Disclosing Party's prior written consent.

The Receiving Party agrees:

(i) that it will not disclose to any Person or use any Confidential Information disclosed to it except as expressly permitted in this Agreement; and

(ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the Disclosing Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance;

(iii) that it will require its employees, sublicensees, consultants and all others who may have access to such Confidential Information, and prior to receiving and reviewing such Confidential Information, to separately execute a nondisclosure agreement containing terms and conditions no less restrictive than the terms and conditions of this Agreement.

6.4.2 The terms and conditions of this Agreement will be deemed to be the Confidential Information of the Disclosing Party and may not be disclosed without the prior written consent of the Disclosing Party.

(d)      The Receiving Party acknowledges that its failure to comply with the provisions of this Section will cause irreparable harm to the Disclosing Party which cannot be adequately compensated for in damages, and accordingly acknowledges that the Disclosing Party shall be entitled to obtain, in addition to any other remedies available to it, to interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this Section.

(e)      As used in this Agreement, the term "Confidential Information" means all information in any form regarding the Disclosing Party's intellectual property, business plans, technology or product development plans, research results, finances, costs, customers, technical know-how and trade secrets, proprietary processes, biological materials and any other information that the Disclosing Party identifies in writing as confidential.

6.5 Return of Confidential Information. Upon the termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party, including all copies of such Confidential Information, which is then in its possession or control.

6.6 Infringement of Intellectual Property.

6.6.1 Fraunhofer shall promptly notify the Company of any infringement or threatened infringement of the Technology or Improvements of which it becomes aware.

6.6.2 The Company shall in good faith evaluate all infringement claims and shall take such action as is reasonably necessary to enforce its rights in the Technology and Improvements in the Field. Any legal proceedings instituted by the Company in respect of such infringement or threatened infringement will be conducted at the Company's sole discretion and expense, provided that Fraunhofer shall, if requested to do so by the Company, join in and fully co-operate with the Company in the conduct of such proceedings, including making available to the Company all information and particulars relating to such infringement in the possession of Fraunhofer and other Persons under its direction or control. Any monetary or other award obtained by the Company in respect of such proceedings shall belong to the Company and shall be subject to royalty payments as provided in Section 3.4. If the Company declines to enforce its rights in the Technology and Improvements in the Field or does not pursue any such enforcement in good faith after reasonable advance notice from Fraunhofer, Fraunhofer may, at its cost, take action with respect to such infringement. The Company shall co-operate with Fraunhofer in taking such action, without cost to the Company, other than the expenditure of time. Any monetary or other award obtained by Fraunhofer as a result of such proceedings shall belong to Fraunhofer alone.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND INDEMNITIES

7.1 Party Representations, Warranties, and Covenants. Each Party represents, warrants and covenants to the other as follows and acknowledges that the other Party has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

7.1.1 it has the capacity to enter into this Agreement and to perform each of its obligations hereunder; and

7.1.2 it has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legally valid and binding obligation of the Party enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other Laws of general application affecting the enforcement of creditors' rights and subject to general equitable principles.

7.2 Fraunhofer Representations, Warranties, and Covenants. Fraunhofer further represents, warrants and covenants to the Company as follows and acknowledges that the Company has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

7.2.1 Fraunhofer is and shall at all times be the legal and beneficial owner or authorized licensor or sublicensor of the Technology; and

7.2.2 Fraunhofer has the full power and authority to grant the rights in the Technology herein contemplated without the consent of any other Person which has not already been obtained.

7.3 The Company , Representations and Warranties. The Company further represents, warrants and covenants to Fraunhofer as follows and acknowledges that Fraunhofer has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

7.3.1 The Company shall not knowingly use the Technology in a manner that infringes the intellectual property rights of any person;

7.3.2 All statements, information, reports and certificates made or given to Fraunhofer (either orally or written) are true, complete and accurate in all material respects.

7.4 Limitation of Implied Warranties. TO THE EXTENT PERMITTED BY LAW BUT SUBJECT TO THIS AGREEMENT, FRAUNHOFER MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS TO THE COMPANY WHATSOEVER CONCERNING THE BUSINESS OF OR RELATING TO THE EXPLOITATION OF THE TECHNOLOGY IN THE FIELD AND THE COMPANY HEREBY ACKNOWLEDGES TO FRAUNHOFER THAT IT HAS PERFORMED AND RELIED ON ITS OWN INVESTIGATIONS AND DUE DILIGENCE AND HAS SOUGHT ITS OWN PROFESSIONAL ADVICE IN ENTERING INTO THIS AGREEMENT.

7.5 Fraunhofer Indemnity.

7.5.1 Indemnity Obligation. Notwithstanding any other provision hereof, Fraunhofer shall indemnify, defend and hold harmless the Company and its officers, directors, employees, consultants, authorized representatives and agents from any and all third party claims, losses, liabilities, damages, expenses and/or costs (including reasonable lawyers' fees) (collectively "Claims") as a result of or relating in any manner whatsoever to any breach of any warranty, representation or covenant by Fraunhofer in this Agreement.

7.5.2 The Company Obligation to Notify. The Company will promptly notify Fraunhofer of any third party claim within the scope of Section 7.5(a) (a "Third Party Claim") and will fully cooperate with Fraunhofer in connection with the defense and/or settlement thereof and the defense of any such Third Party Claim shall be conducted at Fraunhofer's sole discretion and expense, provided that the Company shall, if requested to do so by Fraunhofer, join in and fully co-operate with Fraunhofer in the conduct of such defense, including making available to Fraunhofer all information and particulars relating to such defense in the possession of the Company and other Persons under its direction or control, provided that the Company shall not be required to join in and fully cooperate with Fraunhofer in this regard unless Fraunhofer first agrees to indemnify the Company for all reasonable costs incurred by the Company in doing so, including its reasonable attorneys' fees. The Company shall not charge Fraunhofer for time devoted to that defense by Company personnel.

7.6 Company Indemnity.

7.6.1 Indemnity Obligation. The Company shall indemnify, defend and hold harmless Fraunhofer, its Affiliates, and their respective officers, directors, employees, consultants, authorized representatives and agents from any and all third party claims, losses, liabilities, damages, expenses and/or costs (including reasonable professional fees) as a result of or relating in any manner whatsoever to:

(i)     any breach of any warranty, representation or covenant by the Company in this Agreement;

(ii)      any claim arising out of the utilization, installation, maintenance or operation of the Technology or Improvements at any location(s); and

(iii)      any claim that all or any part of the Technology or Improvements, as a result of the use of the Technology or Improvements by the Company which is not in accordance with the provisions of this Agreement, infringes or violates the Intellectual Property Rights of any other Person.

7.6.2 Fraunhofer Obligation to Notify. Fraunhofer will promptly notify the Company of any and third party claim within the scope of Section 7.6(a) and the defense of any such claims shall be conducted at the Company's sole discretion and expense, provided that Fraunhofer shall, if requested to do so by the Company, join in and fully cooperate with the Company in the conduct of such defense, including making available to the Company all information and particulars relating to such defense in the possession of Fraunhofer and other Persons under its direction or control, provided that Fraunhofer shall not be required to join in and fully co-operate with the Company in this regard unless the Company has first agreed to indemnify Fraunhofer for all costs incurred by Fraunhofer in doing so, including reasonable attorneys' fees. Fraunhofer shall not charge the Company for time devoted to that defense by Fraunhofer personnel.

ARTICLE 8
LIMITATION OF LIABILITY

8.1 TO THE EXTENT PERMITTED BY LAW BUT SUBJECT TO THIS AGREEMENT, IN NO EVENT WILL FRAUNHOFER BE LIABLE TO THE COMPANY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OR OTHERWISE, WHETHER OR NOT FRAUNHOFER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND FRAUNHOFER'S LIABILITY SHALL AT ANY AND ALL TIMES BE LIMITED TO, AND WILL NOT EXCEED, THE LESSER OF (1) THE AMOUNT PAID TO FRAUNHOFER BY THE COMPANY UNDER THIS AGREEMENT; OR (2) $3 MILLION IN THE AGGREGATE..

ARTICLE 9 GENERAL

9.1 Public Announcements. The Company will not disclose the existence of and terms of this Agreement to a third party, unless agreed to in writing and in advance by Fraunhofer.

9.2 Notices. All notices, requests, demands and other communications required or permitted by this Agreement shall be in writing in the English language and (a) delivered by messenger; (b) transmitted by facsimile; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender. All such notices and other communications shall be addressed as follows to the respective Parties set forth below or to such other address as any such Party may hereafter specify in writing:

Notices to Fraunhofer shall be addressed to:

Fraunhofer USA, Inc.

46025 Port St.

Plymouth MI 48170

Attn: William F. Hartman

Facsimile: 734-354-9711

with copies to:

Fraunhofer Center for Molecular Biotechnology

9 Innovation Way

Newark, DE 19711

Attention: Barry L. Marrs

Facsimile: 302-369-8955

     and:

Ellis, Eby, Conner, Smillie & Bourque, PLLC

320 N. Main St. Suite 300

Ann Arbor, MI 48104

Attn: Mark J. Eby

Facsimile: 734-769-2702

Notices to the Company shall be addressed to:

NuCycle Therapy Inc.
c/o Integrated BioPharma, Inc. P.O. Box 278

225 Long Avenue

Hillside, New Jersey 07205

Attention: Burt Ensley

Facsimile: (973) 926-1735

with a copy to:

St. John & Wayne, L.L.C.
Two Penn Plaza East, 10th Floor

Newark, New Jersey 07105

Attention: Wiliam P. Oberdorf, Esq.

Facsimile: (973)491-3489

A notice shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) two Business Days after it has been delivered to a reputable international courier service with courier charges paid or payable by the sender; or (iii) on the day sent by facsimile, if the transmission is confirmed by the sender's facsimile.

9.3 Independent Contractors. The rights, duties, obligations and liabilities of the Parties under the relationship created hereby shall be limited to those rights, duties, obligations and liabilities set out in this Agreement. The Parties are creating an independent contractor relationship under this Agreement. Nothing herein contained shall be construed to create a partnership, employment, joint venture or other business relationship between the Parties. Except as expressly authorized by the terms and conditions hereof, nothing herein shall be construed to authorize a Party to act as the agent of the other Party, or to permit any Party to act on behalf of or bind the other Party.

9.4 Further Assurances and Power of Attorney. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement. The Company hereby unconditionally and irrevocably constitutes and appoints Fraunhofer as its true and lawful attorney, with full power of substitution, to do such other acts and things in the name of the Company as Fraunhofer may deem necessary in its reasonable business judgement to establish, maintain and defend its right, title and interest in and to all or any part of the Technology and Improvements.

9.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand to the extent provided in this Agreement..

9.6 Assignments, Successors and No Third Party Rights. Except as otherwise expressly contemplated hereby, neither Party may assign, except Fraunhofer to one of its Affiliates, any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other Party; provided, however, this shall not prohibit the Company to sublicense the Technology and Improvements; and provided further, however, that, any such delegation of obligations by the Company shall not relieve the Company of its liability for the performance of such obligations. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and enure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

9.7 Counterparts. This Agreement may be executed in two or more counterparts by facsimile transmission, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to the subject matter hereof and constitutes the entire agreement of the Parties with respect thereto. This Agreement may not be amended except by the written agreement of the Parties.

9.9 Headings and Construction. The headings of Articles and Sections in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation. All references to "Article(s)" or "Section(s)" refer to the corresponding Article(s) or Section(s) of this Agreement.

9.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable by any Court of competent jurisdiction, such provision shall be severable from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and the unenforceable provision shall be reformed or construed so as to as nearly as possible give effect to the intent of the parties entering into this Agreement.

9.11 Governing Law. This Agreement shall be governed by, construed, interpreted and enforced (without regard to principles relating to conflicts of laws) exclusively in accordance with the laws of the State of Delaware; and the state and federal courts in Delaware shall be the sole and exclusive forum for the resolution of all disputes arising under or relating to this Agreement and all performance under this Agreement.

9.12 Relationship to Other Entities. This Agreement is not intended to bind or to impose any obligations on the Fraunhofer Institute for Molecular Biology and Applied Ecology, Fraunhofer Gesellshaft, or any other entity which may be related by whole or partial common ownership with them.

9.13 Sublicense to Affiliates. The Company may sublicense the Technology and any Fraunhofer Improvements to affiliates of the Company only if such sublicenses require minimum royalty payments of 2% of gross receipts from sales of products incorporating or produced using the Technology or Improvements. The term "affiliate" means an organization which controls, is controlled by or is under common control with the Company or an organization that is controlled by an officer or director of the Company or any affiliate of the Company. The Company may sublicense the Technology and Improvements to unrelated third parties on any terms it deems appropriate.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

FRAUNHOFER USA, INC.	NUCYCLE THERAPY, INC.

By:	/s/ W. F. Hartman	By:	/s/ Eric Friedman
	Name: W. F. Hartman		Name: Eric Friedman
	Title: Vice President		Title: Vice President